Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “YOTTA ACQUISITION CORPORATION”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF APRIL, A.D. 2022, AT 12:25 O’CLOCK P.M.

5415612 8100 SR# 20221516342	Authentication: 203213942 Date: 04-19-22
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:25 PM 04/19/2022 FILED 12:25 PM 04/19/2022 SR 20221516342 - File Number 5415612	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

YOTTA ACQUISITION CORPORATION

Pursuant to Section 242 and 245 of the

Delaware General Corporation Law

Yotta Acquisition Corporation, a corporation existing under the laws of the State of Delaware, by its Chief Executive Officer, hereby certifies as follows:

1. The name of the corporation is Yotta Acquisition Corporation.

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 8, 2021.

3. The Corporation’s Certificate of Amendment was filed in the office of the Secretary of State of the State of Delaware on January 3, 2022.

4. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation and the Certificate of Amendment.

5. This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL’’).

6. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Yotta Acquisition Corporation (hereinafter called the “Corporation’’).

SECOND: The registered office of the Corporation is to be located at 651 N. Broad St., Suite 206, Middletown DE 19709. The name of its registered agent at that address is LEGALINC CORPORATE SERVICES INC.

THIRD: The total number of shares of stock which the Corporation is authorized to issue is 50,000,000 shares having a par value of $0.0001 per share.

FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FIFTH: The name and mailing address of the incorporator is Lovette Dobson at 17350 State Hwy 249 #220, Houston, TX 77064.

SIXTH: This Article Sixth shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination” (as defined below). A “Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination involving the Corporation and one or more businesses or entities (‘‘Target Business’’), or entering into contractual arrangements that give the Corporation control over such a Target Business, and, if the Corporation is then listed on a national securities exchange, the Target Business has a fair market value equal to at least 80% of the balance in the Trust Fund (as defined below), less any deferred underwriting commissions and taxes payable on interest earned, at the time of signing a definitive agreement in connection with the initial Business Combination. “IPO Shares” shall mean the shares sold pursuant to the registration statement on Form S-1 (“Registration Statement’’) filed with the Securities and Exchange Commission (“Commission’’) in connection with the Corporation’s initial public offering (“IPO’’).

A. Prior to the consummation of a Business Combination, the Corporation shall either (i) submit any Business Combination to its holders of Common Stock for approval (“Proxy Solicitation’’) pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act’’), or (ii) provide its holders of IPO Shares with the opportunity to sell their shares to the Corporation by means of a tender offer (‘‘Tender Offer’’).

B. If the Corporation engages in a Proxy Solicitation with respect to a Business Combination, the Corporation will consummate the Business Combination only if a majority of the then outstanding shares of Common Stock present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination.

C. In the event that a Business Combination is consummated by the Corporation or the Corporation holds a vote of its stockholders to amend its Certificate of Incorporation, any holder of IPO Shares who (i) voted on the proposal to approve such Business Combination or amend the Certificate of Incorporation, whether such holder voted in favor or against such Business Combination or amendment, and followed the procedures contained in the proxy materials to perfect the holder’s right to convert the holder’s IPO Shares into cash, if any, or (ii) tendered the holder’s IPO Shares as specified in the tender offer materials therefore, shall be entitled to receive the Conversion Price (as defined below) in exchange for the holder’s IPO Shares. The Corporation shall, promptly after consummation of the Business Combination or the filing of the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, convert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Fund (as defined below) plus interest earned, less any interest released to pay income taxes owed on such funds but not yet paid, calculated as of two business days prior to the consummation of the Business Combination or the filing of the amendment, as applicable, by (ii) the total number of IPO Shares then outstanding (such price being referred to as the “Conversion Price”). ‘‘Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which the amount specified in the Registration Statement is deposited. Notwithstanding the foregoing, a holder of IPO Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (“Group’’) with, will be restricted from demanding conversion in connection with a proposed Business Combination with respect to 20.0% or more of the IPO Shares. Accordingly, all IPO Shares beneficially owned by such holder or any other person with whom such holder is acting in concert or as a Group with in excess of 20.0% or more of the IPO Shares will remain outstanding following consummation of such Business Combination in the name of the stockholder and not be converted.

D. The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of such Business Combination.

E. In the event that the Corporation does not consummate a Business Combination by (i) 9 months from the consummation of the IPO or (ii) up to 15 months from the consummation of the IPO if the Corporation elects to extend the amount of time to complete a Business Combination in accordance with the terms of the Investment Management Trust Agreement between the Corporation and Continental Stock Transfer & Trust Company (in any case, such date being referred to as the ‘‘Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes divided by the total number of IPO Shares then outstanding.

F. A holder of IPO Shares shall only be entitled to receive distributions from the Trust Fund in the event (i) he demands conversion of his shares in accordance with paragraph C above, or (ii) that the Corporation has not consummated a Business Combination by the Termination Date as described in paragraph E above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

G. Other than the IPO Shares, prior to a Business Combination, the board of directors may not issue any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Fund or which vote as a class with the Common Stock on a Business Combination.

H. Unless and until the Corporation has consummated its initial Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination transaction, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, transaction or otherwise. The Corporation shall not consummate a Business Combination with an entity that is affiliated with any of the Corporation’s officers, directors or sponsors unless the Corporation has obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such a Business Combination is fair to the Corporation from a financial point of view and a majority of the Corporation’s disinterested independent directors approve such Business Combination.

I. If any amendment is made to this Article Sixth that would modify the substance or timing of the Corporation’s obligation to provide for the conversion of the IPO Shares in connection with an initial Business Combination or to redeem 100% of the IPO Shares if (A) the Corporation has not consummated an initial Business Combination within 9 months (or up to 15 months) from the date of the from the consummation of the IPO or (B) with respect to any other provision in this Article Sixth, the holders of IPO Shares shall be provided with the opportunity to redeem their IPO Shares upon the approval of any such amendment, at the per-share price specified in paragraph C.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The board of directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

E. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C. Notwithstanding the foregoing provisions of this Article Eighth, no indemnification nor advancement of expenses will extend to any claims made by the Corporation’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

NINTH:

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the GCL or this Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or Securities Act of 1933, as amended.

B. If any action the subject matter of which is within the scope of Paragraph A of this Article Ninth immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action’’) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Paragraph A of this Article Ninth immediately above (an “FSC Enforcement Action’’) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Ninth (including, without limitation, each portion of any sentence of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Hui Chen, its Chief Executive Officer, as of the 19th day of April, 2022.

/s/ Hui Chen
Hui Chen, Chief Executive Officer